TRANSITION AGREEMENT
This Transition Agreement dated as of June 6, 2019 (the “Effective Date”) is by and between Tecogen Inc., a Delaware Corporation (the "Company") and Bonnie Brown (the "Employee"), residing in Scituate, Massachusetts.
In order to accommodate Employee’s request to reduce the time devoted by Employee to Company matters and to transition Employee’s responsibilities as Chief Accounting Officer and Secretary of the Company to others, Company and Employee hereby agree as follows:
1.Work Schedule and Location.  The Company and the Employee have agreed that Employee shall reduce her time commitment to matters for the Company from a full-time role to a part time role effective as of the Effective Date. Following the Effective Date and for a period of up to six (6) months, Employee shall devote thirty (30) hours per week to the matters for which Employee has been responsible as Chief Accounting Officer, Treasurer, and Secretary of the Company and its affiliates. Employee generally shall be present at Company’s offices in Waltham for twenty-two and one half (22.5) hours per week (anticipated to be from 7:00 am to 2:30 pm on Mondays through Wednesdays, and Employee may provide up to seven and one half (7.5) hours of services per week from locations outside of the Company’s offices in Waltham, Massachusetts. Such days and/or times may vary as circumstances warrant, and as agreed by both the Company and Employee.
2.    Compensation. Employee’s compensation during any pay period shall be determined by multiplying Employee’s current salary by the percentage of full time devoted by Employee to Company matters during the relevant pay period. (If Employee works in excess of thirty (30) hours per week, Employee will be paid at the same hourly rate as calculated above for the hours in excess of thirty hours.) Employee’s compensation shall not be increased in any pay period to an amount in excess of Employee’s current rate of compensation for full time service to the Company.
3.    Transition of Responsibilities. Employee shall support the transition of Employee’s responsibilities to other employees or consultants of the Company, including new employees or consultants hired or engaged by the Company to assume some or all of Employee’s responsibilities. Once a suitable replacement(s) is hired, Employee will resign as Chief Accounting Officer, Treasurer, and Secretary of the Company and its affiliates to permit another employee or employees of the Company to assume such title(s) and responsibilities. Employee shall provide transition services for up to thirty (30) hours per week for not less than two (2) months after the Company hires a Chief Accounting Officer as described above. Such work shall be in a combination of locations both inside the Company offices in Waltham, Massachusetts and outside those offices, as mutually agreed.
4.    Continued Participation in Company Benefits. For so long as Employee is providing services to the Company, Employee shall be entitled to participate in the Company’s benefit plans, including its health, dental, vision plans, and such other fringe benefit plans as are made available to other employees of the Company including the Company’s 401(k) plan, and will accrue paid time off at the applicable rate based on the percentage of full time devoted to Company matters by Employee.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

TECOGEN INC. EMPLOYEE
By: /s/ Benjamin Locke /s/ Bonnie Brown Name: Benjamin Locke Bonnie Brown Title: CEO